Exhibit 99.2

[LOGO]

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

Media Contact:

William F. Bruckner

Vice President, Strategic Marketing

610-882-1820

wbruckner@orasure.com

FDA COMPLETES INSPECTION OF ORASURE MANUFACTURING FACILITY

– Manufacturing Consolidation Expected To Save $1 Million Annually –

BETHLEHEM, PA – December 17, 2003 – OraSure Technologies, Inc. (Nasdaq NM:OSUR), the market leader in oral fluid diagnostics, announced today that the U.S. Food and Drug Administration (“FDA”) has successfully completed a facility inspection required for the transfer of the Company’s in-house and third party contract manufacturing operations from Oregon to Bethlehem, Pennsylvania.

In August and October, 2003, the Company submitted pre-market approval (“PMA”) supplements to the FDA seeking approval to transfer manufacturing of its oral fluid Western Blot HIV-1 confirmatory test and OraSure® oral fluid collection device, respectively, to its new manufacturing facilities in Bethlehem, Pennsylvania. These submissions contained data demonstrating that the Western Blots and OraSure® devices manufactured in Pennsylvania met the same quality and performance standards as those made in Oregon.

The FDA has 135 days from the filing date to respond to the Company’s submissions. As part of its review process, the FDA conducted a pre-approval inspection of the Company’s Pennsylvania facilities and issued no written observations (i.e., “483’s”) at the conclusion of the inspection.

“We are very pleased that the FDA has just completed its inspection of our new, world class manufacturing facility,” said Mike Gausling, Chief Executive Officer of OraSure Technologies. “This inspection represents a significant milestone in completing the product transfers, and is a testimony to our commitment to quality, especially by our regulatory, operations and quality teams.”

When finally approved by the FDA and completed, the transfer is expected to result in annual cost savings of roughly $1 million. Approximately half of this amount is expected to result from the closure of the Company’s facility in Beaverton, Oregon, which is not expected to occur before December 31, 2004. The balance of the savings is anticipated to begin after the Company begins manufacturing the Western Blot and OraSure® products, as well as its Intercept® oral fluid collection device, in Pennsylvania. Manufacturing of these products is expected to commence shortly after FDA approval of the pending PMA supplements.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV-1. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to products, costs, and regulatory submissions and approvals. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to maintain new or existing product distribution channels (including our ability to implement a direct sales effort or other alternative distribution for OraQuick®); reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain and timing of obtaining necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; ability to obtain licenses to patents (including HIV-2 patents) or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation (including the outcome of our dispute with Abbott Laboratories); changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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